Exhibit 99.1

Orbital Energy Group, Inc. Acquires Privately Held Telecommunications Company, Gibson Technical Services, Inc., for $48.0 Million

HOUSTON, (April 14, 2021) – Orbital Energy Group, Inc. (NASDAQ: OEG) (“OEG” or “Company”) today announced the completion of its previously announced acquisition of 100% of the capital stock of Gibson Technical Services, Inc. (“GTS”), an Atlanta-based telecommunications company providing diversified telecommunications services nationally since 1990, effective April 13, 2021.

Upon completion of the acquisition, GTS became a wholly-owned subsidiary of OEG. The senior management team, including CEO, Mike McCracken, COO, Jon Martin, and CFO, Robert Moore will remain with the company. OEG expects no organizational changes to GTS’s successful, long-term operations.

The acquisition will immediately add significant revenues and earnings to OEG. For the calendar year 2020, GTS’s audited results include gross revenues of approximately $40.0 million, gross profit of $6.8 million and unaudited adjusted EBITDA of $5.5 million. For 2021, GTS expects to generate revenues of approximately $50.0 million and EBITDA of $8.0 million.

With GTS’s Master Services Agreements, capabilities, reputation, and extensive contacts throughout the telecommunications industry, this acquisition is the first of several acquisitions the Company plans to execute upon this year, as OEG continues its strategy to transform into a full-service electrical, telecommunications, renewable infrastructure services platform.

“This acquisition is yet another step towards OEG’s transformation into a full-service infrastructure platform company. It further diversifies OEG’s service offerings, positions the Company to accelerate profitable revenue growth and adds immediate value to our shareholders,” explained OEG’s vice-chairman and CEO, Jim O’Neil.

“GTS’s sterling reputation within the telecommunications industry, combined with our own resources, will enable us both to further penetrate the telecommunications market. OEG’s established network and capital markets access will allow GTS to expand both organically and through additional acquisitions enabling GTS to market its broad portfolio of technical services to a much larger customer base and geographic footprint,” O’Neil concluded.

The gross purchase price for the outstanding shares in GTS was $48.0 million or approximately 6x GTS’s forecasted 2021 EBITDA. The purchase was funded by OEG’s available cash resources and 2-year restricted shares of OEG common stock.

“This is a very significant company milestone for GTS,” explained GTS’s CEO, Mike McCracken. “With the combination of these two companies we will now be able to increase our programs and services to our existing customer base, as well as pursue growth opportunities across a much broader market. We look forward to a long and profitable partnership with OEG and its portfolio of companies.”

Since its founding in 1990, GTS has focused on providing superior customer service, advanced technology solutions and a dedication to quality and safety unequaled in the telecom industry. GTS’s customers, including Cox Communications, Charter Spectrum, Comcast Communications, Verizon, and other industry leaders, rely on its team of talented and knowledgeable employees for crucial technical support and specialized knowledge. Its value-added services reduce the time to identify, design and construct the cost-effective delivery of a broad range of telecommunications projects.

During this transaction GTS was represented by Robert L. Welch and Timothy Veith of Drew, Eckl & Farnham LLP of Atlanta. OEG was represented by Michael T. Cronin and John Martin of Johnson, Pope, Bokor, Ruppel & Burns, LLP of Florida.

About Orbital Energy Group

Orbital Energy Group, Inc. (Nasdaq: OEG), formerly known as CUI Global, Inc., is creating a diversified full-service electrical, telecommunications, and renewable infrastructure services platform through the acquisition and development of innovative companies. Orbital Energy's group of businesses includes: Orbital Gas Systems, Orbital Power Services, Eclipse Foundation Group and Orbital Solar Services. Orbital Gas Systems is a 30-year leader in innovative gas solutions, serving the energy, power and processing markets through the design, installation and commissioning of industrial gas sampling, measurement, and delivery systems. Orbital Power Services provides engineering, construction, maintenance and emergency response solutions to the power, utilities, and midstream markets. Eclipse Foundation Group is a drilled shaft foundation construction company that specializes in providing services to the electric transmission and substation, industrial, communication towers and disaster restoration market sectors, with expertise in water, marsh, and rock terrains. Orbital Solar Services provides engineering, procurement, and construction ("EPC") expertise in the renewable energy industry and established relationships with solar developers and panel manufacturers in the utility scale solar market. As a publicly traded company, Orbital Energy Group is dedicated to maximizing shareholder value. But most important, our commitment to conduct business with a high level of integrity, respect, and philanthropic dedication allows the organization to make a difference in the lives of their customers, employees, investors, and global community.

For more information please visit: www.orbitalenergygroup.com

Important Cautions Regarding Forward Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this document that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this document specifically include the expectations surrounding the acquisition of GTS as well as the benefits of it and related transactions, as well as plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s derivatives activities and anticipated EBITDA contribution from GTS and other guidance included in this document. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of if the Company, which could cause actual results to vary materially from those projected in the forward-looking statements. The Company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Additional information regarding these and other factors, which could materially affect the Company and its operations, are included in certain forms the Company has filed with the Securities and Exchange Commission.

Investor Relations:
KCSA Strategic Communications
David Hanover
T: 212-896-1220
orbital@kcsa.com